NEWS RELEASE
Contact: Dollar Financial Corp
Financial Dynamics
Mark McCall/Julie Prozeller (212) 850-5600
FOR IMMEDIATE RELEASE
DOLLAR FINANCIAL ANNOUNCES THE SETTLEMENT OF ITS LITIGATION WITH IDLD, INC. AND THE
RESTRUCTURING OF ITS WE THE PEOPLE LEGAL DOCUMENT BUSINESS;
THE REORGANIZATION WILL NARROW OPERATING LOSSES AND REDUCE THE ASSET
CARRYING VALUE OF THE BUSINESS
BERWYN, Pennsylvania, December 21, 2006 — Dollar Financial Corp (NASDAQ:DLLR — News), a leading international financial services company serving under-banked customers, today announced the settlement of its litigation with IDLD, Inc., and the restructure of its We The People business.
Litigation Settlement
On December 19, 2006, the Company settled its litigation with IDLD, Inc., the previous owners of We The People. The Company purchased the We The People business from IDLD, Inc. on March 7, 2005. Subsequent to the purchase, the Company commenced litigation against IDLD, Inc. alleging that the sellers of We The People deliberately concealed certain franchise sales from the Company. The Company also asserted breaches of representations and warranties made by the sellers with respect to a number of undisclosed liabilities and other matters arising from the acquisition. As a result of the settlement, the Company will receive approximately $3.25 million of funds held in escrow from the acquisition of We The People, which will reduce the goodwill recorded in connection with the acquisition. The Company will use the cash proceeds from this settlement to fund the We The People restructuring initiatives discussed in the following paragraphs.
Restructure
The Company will be closing its remaining twelve company-operated We The People stores, of which ten will be closed by the end of December 2006, with the other two company-operated stores to be closed by the end of March 2007. In addition, the Company will focus on improving the performance and profitability of the document processing segment of the business by consolidating satellite processing centers and eliminating low volume products and related costs, while concentrating its sales effort, with respect to new We The People franchises, to a select group of targeted states.
Commenting on the restructuring, Don Gayhardt, the Company’s President stated, “While we have many valuable and hard-working employees and franchise partners in our We The People business, improving the bottom line performance of this subsidiary has been challenging. To that end, we are taking steps to rationalize the product line and improve the customer experience, as well as narrow the operating losses generated by this business. We are by no means giving up on this business concept and the commitments we have made to our franchisees. Instead, we are taking some difficult steps now so that We The People will have a better chance to succeed in the future. The Company expects that these steps will enable We The People to reduce its quarterly operating loss from the $1.3 million incurred for the quarter ended September 30, 2006 to a breakeven position for the quarter ended June 30, 2007.”
As a result of the restructuring initiatives, in the second quarter of fiscal 2007, the Company will accrue a provision of approximately $1.4 million for cash expenses related to the closure of the company-operated stores and other restructuring initiatives. Additionally, the Company is expected to incur approximately $20.0 million of one-time non-cash charges associated with the write-off of $19.2 million of goodwill, which is net of the $3.25 million previously discussed litigation settlement, and $0.8 million of other intangible assets net of deferred fees. The total pre-tax charge for these combined transactions is approximately $21.4 million.
About Dollar Financial Corp
Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.
At November 30, 2006, the Company’s global store network consisted of 1,293 stores, including 880 company-operated financial services stores and 138 We The People legal document preparation locations in 34 states, the District of Columbia, Canada and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding the Company’s future results, growth and operating strategy, restructuring initiatives, the impact of new stores and acquisitions, the debt refinancing, and of the performance of new products. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the implementation of restructuring initiatives, the new installment loan products and other new products on the Company’s business, results of operations, financial condition and prospects. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, or that ongoing and potential future litigation or that the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s follow-on public offering filed with the SEC on June 16, 2006 and its fiscal 2006 annual report on Form 10-K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.